For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2010 FINANCIAL RESULTS
• Fourth Quarter 2010 Net Sales of $454.6 Million,
an Increase of 17 Percent Over 2009, and Net Earnings of $3.2 Million
• Fiscal Year 2010 Net Sales of $2.006 Billion,
and Net Earnings of $136.1 Million

MANHATTAN BEACH, CA. – February 16, 2010 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2010.

Net sales for the fourth quarter of 2010 increased 17 percent to $454.6 million as compared to $388.6 million in the fourth quarter of 2009. Earnings from operations in the fourth quarter of 2010 were $1.4 million versus income from operations of $41.7 million in the fourth quarter of 2009. Net earnings for the fourth quarter of 2010 were $3.2 million versus $27.9 million in the fourth quarter of 2009. Net earnings per diluted share in the fourth quarter of 2010 were $0.07 based on 49.2 million weighted average shares outstanding as compared to net earnings per diluted share of $0.58 based on 48.3 million weighted average shares outstanding in the fourth quarter of 2009. Gross profit for the fourth quarter of 2010 was $184.2 million compared to $189.3 million in the fourth quarter of 2009. Gross margin in the fourth quarter 2010 was 40.5 percent versus 48.7 percent for the fourth quarter of 2009.

Fiscal year 2010 net sales were $2.006 billion as compared to net sales of $1.436 billion in 2009. Earnings from operations for 2010 were $196.7 million versus $72.6 million in 2009. Net earnings for 2010 were $136.1 million versus net earnings of $54.7 million in 2009. Diluted earnings per share for fiscal year 2010 were $2.78 based on 49.0 million weighted average shares outstanding versus diluted earnings per share of $1.16 based on 47.1 million weighted average shares outstanding in the prior year. Gross profit for 2010 was $911.9 million compared to $621.0 million in 2009. Gross margin for 2010 was 45.4 percent versus 43.2 percent for 2009.

Robert Greenberg, SKECHERS chief executive officer, commented: “2010 was truly an amazing year for SKECHERS and our many product initiatives as we reached $2 billion in annual sales. Earlier this month, we were named Company of the Year for 2010 by Footwear Plus, and we’re the No. 2 lifestyle footwear brand and the leading source for toning footwear in the United States*. In 2010, we broadened our product range with increased kids offerings, fresh fitness styles, and a larger assortment of boots. Consistent with our approach of supporting our product through advertising, our kids’ commercials featured our animated characters, and our toning products incorporated a diverse collection of celebrities, including TV personality Brooke Burke, football legend Joe Montana and former basketball star Karl Malone. Our domestic business increased by 48.3 percent, our international wholesale business increased by 32.9 percent and our company-owned retail sales increased by 27.6 percent, which reflects the combined power of our product and marketing efforts. We continue to develop new and on target product, which we unveiled to our key accounts during FFANY in December, as well as meetings at our new corporate offices last month. We recently enlisted the power of reality star Kim Kardashian, whose 5 million plus Twitter followers and constant media attention helped drive her Shape-ups Super Bowl TV spot to headline news earlier this month. We see numerous opportunities to continue to strategically grow our business around the world, including through the addition of retail stores and further expansion of our international business. We are energized by our record sales, the enthusiasm for our product by both retailers and consumers, and the many opportunities we see in the marketplace in 2011 and beyond.”

David Weinberg, SKECHERS chief operating officer and chief financial officer, stated: “As we look forward, we are assessing all areas of our business to position ourselves to profitably grow in the future. Currently, we are carefully reviewing our expenses, which have increased in part due to significant growth over the past year. Our inventory increased by $175 million year-over-year, of which approximately $65 million is to support the increases in our international and retail expansion, and $110 million is related to our domestic wholesale business. As we aggressively work through our inventory position, we anticipate our domestic wholesale revenues and margins will be impacted in the first and second quarters, but we believe they will improve in the second half of the year. And with a healthy double-digit backlog in international as well, we believe our growth will continue to accelerate around the world. Our stores saw positive comps of over 3 percent for the quarter and over 15 percent for the year, and we are planning to open another 30 to 35 company-owned SKECHERS stores this year. We expect improvements to profitability in the latter half of the year when we anticipate a return to full-price selling with an improved margin profile from our new product offering. We are confident that the demand for our brand remains very high globally, and our momentum will continue in 2011.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

*Respectively: In revenues, Sporting Goods Intelligence, June 21, 2010; 2010 SportsOneSource in Review

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2009 and the Company’s Form 10-Q for the quarter ended September 30, 2010. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$233,558	$265,675
Short-term investments	—	30,000
Trade accounts receivable, net	266,057	219,924
Other receivables	9,650	12,177

Total receivables	275,707	232,101
Inventories	398,588	224,050
Prepaid expenses and other current assets	53,791	28,233
Deferred tax assets	11,720	8,950

Total current assets	973,364	789,009
Property and equipment, at cost less accumulated	293,802	171,667
depreciation and amortization
Intangible assets, less applicable amortization	7,367	9,011
Deferred tax assets	12,323	13,660
Other assets, at cost	17,938	12,205

TOTAL ASSETS	$1,304,794	$995,552

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$11,984	$529
Short-term borrowings	18,346	2,006
Accounts payable	246,595	196,163
Accrued expenses	30,385	31,843

Total current liabilities	307,310	230,541
Long-term borrowings, excluding current installments	51,650	15,641

Total liabilities	358,960	246,182
Equity:
Skechers U.S.A., Inc. equity	908,203	745,922
Noncontrolling interests	37,631	3,448

Total equity	945,834	749,370

TOTAL LIABILITIES AND EQUITY	$1,304,794	$995,552

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$454,619	$388,620	$2,006,868	$1,436,440
Cost of sales	270,427	199,368	1,094,962	815,430

Gross profit	184,192	189,252	911,906	621,010
Royalty income	1,420	633	4,568	1,655

	185,612	189,885	916,474	622,665

Operating expenses:
Selling	40,476	31,421	186,738	128,989
General and administrative	143,755	116,754	532,996	421,094

	184,231	148,175	719,734	550,083

Income from operations	1,381	41,710	196,740	72,582
Other income (expense):
Interest, net	(1,735)	(643)	(220)	(975)
Other, net	1,406	(2,700)	83	(497)

	(329)	(3,343)	(137)	(1,472)

Earnings before income taxes	1,052	38,367	196,603	71,110
Income tax expense (benefit)	(2,334)	11,992	60,198	20,228

Net income	3,386	26,375	136,405	50,882
Less: Net income (loss) attributable to noncontrolling	149	(1,571)	257	(3,817)
interest

Net earnings attributable to Skechers U.S.A., Inc.	$3,237	$27,946	$136,148	$54,699

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.07	$0.60	$2.87	$1.18

Diluted	$0.07	$0.58	$2.78	$1.16

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	47,913	46,448	47,433	46,341

Diluted	49,152	48,344	49,050	47,105